UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 22, 2005
HOLLYWOOD MEDIA CORP.
(Exact Name of Registrant as Specified in its Charter)

Florida	1-14332	65-0385686

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2255 Glades Road, Suite 221A, Boca Raton, Florida	33431

(Address of Principal Executive Office)	(Zip Code)
Registrant’s telephone number, including area code (561) 998-8000
Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.
Stock Purchase Agreements for Acquisition of CinemasOnline
     On November 22, 2005, the registrant, Hollywood Media Corp. (“Hollywood Media”), through its newly formed, indirect wholly-owned subsidiary Cinemasource UK Limited (the “Buyer”), entered into definitive stock purchase agreements with the stockholders of each of Cinemasonline Limited, UK Theatres Online Limited, WWW.CO.UK Limited and Spring Leisure Limited (collectively, “CinemasOnline”) for the Buyer’s acquisition of all of the outstanding capital stock of CinemasOnline. These acquisitions were completed and closed on November 23, 2005. CinemasOnline is a group of leading advertising sales and data services companies based in the U.K. focused primarily on selling internet advertising on cinema and live theatre websites in the U.K. and Ireland.
     The aggregate purchase price paid by Hollywood Media for CinemasOnline was $3,450,000 in cash, of which $107,314 was paid into an escrow account as potential additional consideration that may become due to the sellers upon certain advertising contracts generating revenue. The purchase price was funded from the proceeds of Hollywood Media’s sale of the notes described below.
     The foregoing description of the stock purchase agreements does not purport to be complete and is qualified in its entirety by reference to the following documents filed as exhibits to this Form 8-K report: (i) Agreement for the Sale and Purchase of UK Theatres Online Limited and other companies, dated November 22, 2005, by and among Cinemasource UK Limited, Jeffrey Spector and the other shareholders party thereto, filed as Exhibit 10.1 hereto; and (ii) Agreement for the Sale and Purchase of Cinemasonline Limited, dated November 22, 2005, by and between Mitchell Clifford Cartwright and Cinemasource UK Limited, filed as Exhibit 10.2 hereto.
Note Purchase Agreement and Issuance of $7,000,000 Principal Amount of Hollywood Media’s Senior Unsecured Notes due November 23, 2006
     On November 23, 2005, Hollywood Media completed the closing of its Note Purchase Agreement dated November 22, 2005 with a group of institutional lenders (collectively, the “Purchasers”) providing for (i) Hollywood Media’s issuance and sale to the Purchasers of $7,000,000 in aggregate principal amount of Hollywood Media’s senior unsecured, non-convertible notes due November 23, 2006 (the “Notes”), with interest at the rate of eight percent per annum payable quarterly in arrears, and (ii) the issuance by Hollywood Media to the Purchasers of five-year warrants to purchase an aggregate of 700,000 shares of Hollywood Media’s common stock at an exercise price of $4.29 per share, which is equal to the volume-weighted average of the Nasdaq market price of Hollywood Media’s common stock for the five trading days preceding the date of the agreement. The warrant exercise price could increase by specified amounts under certain conditions in the event of a “Change of Control” of Hollywood Media (as defined). The aggregate purchase price paid by the Purchasers to Hollywood Media for the Notes and Warrants was $7,000,000 in cash.

     Under the terms of the Notes, Hollywood Media has the right in its sole discretion to extend the maturity of the Notes up to six months in exchange for the delivery to the Purchasers of additional five-year warrants to purchase an aggregate of 100,000 shares of Hollywood Media’s common stock at an exercise price per share with respect to such 100,000 shares equal to the lesser of (i) the average volume weighted average price of Hollywood Media’s common stock (“VWAP”) for the twenty trading days immediately preceding November 23, 2006 or (ii) $4.29.
     Under the terms of the Notes, Hollywood Media has the option in its sole discretion to redeem the principal of the Notes in cash or (if no uncured event of default exists) shares of its common stock. The Purchasers do not have the right to convert the Notes into shares of common stock or require payment of the Notes in shares of common stock. If Hollywood Media elects to pay principal in shares of its common stock, the shares would be valued at 95% of the VWAP for the twenty trading days immediately preceding the business day prior to payment. Prepayment of the principal can be made, in whole or in part, at any time or from time to time. If prepayment or redemption is made prior to the one-year anniversary of the issuance of the Notes, then Hollywood Media shall pay an additional amount in cash equal to the interest that such prepaid or redeemed principal amount would have earned from the date of such prepayment or redemption to the one-year anniversary date, provided that this additional payment is not required in the event of a prepayment resulting from a Change of Control of Hollywood Media.
     Pursuant to a registration rights agreement with the Purchasers, Hollywood Media has agreed to file a registration statement under the Securities Act of 1933 within forty-five days after the closing covering resales from time to time of shares that may be issued pursuant to exercise of the warrants. In addition, upon the issuance of any extension warrants, Hollywood Media has agreed to file or amend a registration statement within forty-five days of the issuance of such extension warrants to cover resales of shares that may be issued upon exercise of the extension warrants.
     Hollywood Media received net cash proceeds of approximately $6.6 million after deducting the estimated expenses in connection with the offering of Notes, including the placement agent’s fee, legal fees and various other expenses. In addition to funding the acquisition of CinemasOnline, the net proceeds of the sale of the Notes are intended to be used for additional potential strategic acquisitions and other general corporate purposes.
     The foregoing description of the note purchase agreement and related transactions does not purport to be complete and is qualified in its entirety by reference to the Note Purchase Agreement, dated as of November 22, 2005, by and among Hollywood Media and each of the Purchasers, including the forms of Notes and warrants issued to the Purchasers and the form of registration rights agreement, filed as Exhibit 10.3 to this Form 8-K report.
     The consummation of the Note Purchase Agreement and the issuance of Notes and warrants thereunder were conducted as a private placement made to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933.

SECTION 2 — FINANCIAL INFORMATION

Item 2.01	Completion of Acquisition or Disposition of Assets.
     The information regarding Hollywood Media’s acquisition of CinemasOnline under the following caption set forth in Item 1.01 above is incorporated by reference: “Stock Purchase Agreements for Acquisition of CinemasOnline.”

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information regarding Hollywood Media’s issuance of Notes and warrants under the following caption set forth in Item 1.01 above is incorporated by reference: “Note Purchase Agreement and Issuance of $7,000,000 Principal Amount of Hollywood Media’s Senior Unsecured Notes due November 23, 2006.”
SECTION 3 — SECURITIES AND TRADING MARKETS

Item 3.02	Unregistered Sales of Equity Securities.
     The information regarding Hollywood Media’s issuance of Notes and warrants under the following caption set forth in Item 1.01 above is incorporated by reference: “Note Purchase Agreement and Issuance of $7,000,000 Principal Amount of Hollywood Media’s Senior Unsecured Notes due November 23, 2006.”
     The securities described above were issued without registration under the Securities Act of 1933 by reason of the exemption from registration afforded by the provisions of Section 4 (2) thereof and/or Regulation D thereunder, based upon investment representations to Hollywood Media relating thereto.
SECTION 8 — OTHER EVENTS

Item 8.01	Other Events.
     On November 28, 2005, Hollywood Media issued a press release announcing the acquisition of CinemasOnline and the sale of the Notes, which is furnished herewith as Exhibit 99.1 hereto.
     The information in this Item 8.01 of this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits.
10.1	Agreement for the Sale and Purchase of UK Theatres Online Limited and other companies, dated November 22, 2005, by and among Cinemasource UK Limited, Jeffrey Spector and the other shareholders party thereto.

10.2	Agreement for the Sale and Purchase of Cinemasonline Limited, dated November 22, 2005, by and between Mitchell Clifford Cartwright and Cinemasource UK Limited, filed as Exhibit 10.2 hereto.

10.3	Note Purchase Agreement, dated as of November 22, 2005, by and among Hollywood Media and each of the Purchasers, including the forms of Notes and warrants issued to the Purchasers and the form of registration rights agreement.

99.1	Press Release of Hollywood Media Corp. dated November 28, 2005 (“Hollywood Media Announces Acquisition of U.K. Based CinemasOnline to Expand its Data and Internet Ad Sales Divisions into Europe”).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYWOOD MEDIA CORP.

By:	/s/ Mitchell Rubenstein
Mitchell Rubenstein
Chief Executive Officer
Date: November 28, 2005